Exhibit 23.2

July 11, 2011

Brookline Bancorp, Inc.

160 Washington Street

Brookline, Massachusetts 02447-0469

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion dated June 3, 2011 as Exhibit 8.1 to the Registration Statement on Form S-4 (File No. 333-174731) filed by Brookline Bancorp, Inc., as amended (the “Registration Statement”), and to the references to our firm under the captions “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP